Exhibit 5

BOSTON    CONNECTICUT    FLORIDA     NEW JERSEY    NEW YORK    WASHINGTON, D.C.

DAY PITNEY LLP
Attorneys at Law

One Jefferson Road
Parsippany, NJ 07054-2891
T: (973) 966 6300 F: (973) 966-1015
info@daypitney.com

September 15, 2017

Peapack-Gladstone Financial Corporation
500 Hills Drive, Suite 300
Bedminster, NJ  07921

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 (the “Registration Statement”) by Peapack-Gladstone Financial Corporation (the “Corporation”) relating to 500,000 shares of the Corporation’s common stock, no par value (the “Securities”) to be offered pursuant to the Corporation’s 2015 Dividend Reinvestment Plan (the “Plan”).

We have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, agreements, instruments and certificates of public officials of the State of New Jersey and of officers of the Corporation as we have deemed necessary or appropriate in order to express the opinion hereinafter set forth.

Based upon the foregoing, we are of the opinion that, when the Registration Statement has become effective under the Securities Act of 1933, as amended (the “Act”), and the Securities have been duly issued as contemplated by the Registration Statement and the Plan and for the consideration determined in accordance with the terms of the Plan, the Securities will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the federal laws of the United States and the laws of the State of New Jersey.  We express no opinion as to the effect of the law of any other jurisdiction.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/    Day Pitney LLP

DAY PITNEY LLP